SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number 001-07902

MacMillan Bloedel Limited
_______________________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

925 West Georgia Street
Vancouver, B.C. V6C 3L2
(604) 661-8000
_______________________________________________________________________________________________________________________
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Common Shares

(Title of each class of Securities covered by this Form)

_______________________________________________________________________________________________________________________
(Titles of all other classes of securities for which a duty
to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file

           Rule 12g-4(a)(1)(i)    [X]                                               Rule 12h-3(b)(1)(i)  [X]
           Rule 12g-4(a)(1)(ii)   [   ]                                               Rule 12h-3(b)(1)(ii) [   ]
           Rule 12g-4(a)(2)(i)    [   ]                                               Rule 12h-3(b)(2)(i)  [   ]
           Rule 12g-4(a)(2)(ii)   [   ]                                               Rule 12h-3(b)(2)(ii) [   ]
                                                                                       nbsp;     Rule 15d-6              [   ]

Approximate number of holders of record as of the certification or notice date:   1

Pursuant to the requirements of the Securities Exchange Act of 1934 MacMillan Bloedel Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 19, 1999                                                                               By: /s/ Sandy D. McDade
                                                                                       &n sp;                                  Name:  Sandy D. McDade
                                                                                       &n sp;                                  Title:  Secretary